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                                  IFR SYSTEMS, INC.

                           1996 INCENTIVE STOCK OPTION PLAN

                           INCENTIVE STOCK OPTION AGREEMENT


                            _____________________, 19____





     THIS INCENTIVE STOCK OPTION AGREEMENT, made this _______ day of _____________________, 19____, between IFR Systems, Inc. (the "Company"), and
________  ____________________________________________________ ("Optionee").


     W I T N E S S E T H:  That;


     WHEREAS, the Company has adopted and has in effect the IFR Systems, Inc. 1996 Incentive Stock Option Plan (the "Plan"), a true and correct copy of which is attached hereto as Annex I and incorporated herein, pursuant to which options may be granted to certain key employees of the Company or of its subsidiaries to purchase shares of the Company's Common Stock, par value $.01 per share ("Common Stock"); and


     WHEREAS, the Committee appointed in accordance with the provisions of the Plan has made the following determinations: that Optionee is an employee either of the Company or of a subsidiary of the Company as defined in the Plan; that Optionee is an individual to whom the option evidenced hereby shall be granted; that the number of shares of Common Stock to be offered under such option, the option price to be paid upon the exercise of said option, the period within which such option may be exercised, and the terms and conditions of this Agreement are as hereinafter provided; and, that the fair market value of the Common Stock is at the date hereof $____________ per share.


     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

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     1.   The Company hereby grants to Optionee the option (hereinafter referred to as "this Option") to purchase from the Company in accordance with the vesting provisions hereinafter set forth, during the period and subject to the conditions herein specified, all or any part of an aggregate of ________________________________________________ shares of Common Stock, at an option price of $____________ per share.

     2. This Option shall automatically terminate on _____________________, and Optionee shall have no further right to exercise any part of the option rights granted hereinafter such date.


     3. The right to exercise this Option shall vest in accordance with the following schedule:


                  Number of Shares             Earliest Exercise Date
                  ----------------             ----------------------






     Notwithstanding the foregoing, this Option shall be immediately exercisable in full upon the distribution date, as the term is defined in the Rights Agreement dated as of February 28,1989.

     4. This Option may only be exercised by written notice to the Chief Financial Officer, at the office of the Company in Wichita, Kansas, specifying the number of shares of stock with respect to which this Option is then being exercised, accompanied by cash or by a check payable to the order of the Company in an amount equal to the option price of the shares of Common Stock being purchased upon such exercise, or by the tender of shares of Common Stock in complete or partial payment of such amount. For purposes hereof, the value of such tendered shares shall be determined in accordance with the provisions of Paragraph 4 of the Plan. This Option may be exercised in whole or in part, at any time or from time to time, to the extent vested, on any business day of the Company during the period this Option is exercisable, except that this Option may not be exercised for less than ten shares of stock unless the exercise for a lesser number of shares will exhaust this Option. Optionee shall not have any rights of a

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shareholder with respect to the shares of stock subject to this Option unless such shares are purchased through the exercise of this Option.

     5. This Option will terminate three months from the date Optionee terminates employment for reasons other than death or disability. In the event Optionee's employment is terminated due to death or disability, this Option will terminate in accordance with the terms of the Plan. In the event shares acquired under the Plan are disposed of within two years from the grant of the Option or within one year after the exercise of the Option, Optionee will recognize as ordinary income gain on the disposition. For this purpose, the portion of the gain treated as ordinary income is equal to the difference between the fair market of the shares transferred to Optionee upon the exercise of the Option and the Option price. However, if the disposition would result in a loss to Optionee, the amount of ordinary income is limited to the difference between the amount realized on the sale over the adjusted basis of such share. The remaining portion of the gain, if any, is treated as gain from the sale of the shares.

     6. This Option may not be transferred by Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of Optionee may only be exercised by Optionee.


     7. In the event of any change after the date hereof in the outstanding Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or any change after the date hereof in the nature of the shares of Common Stock of the Company, the Committee shall determine what changes, if any, are appropriate in the option price and/or the number and kind of shares covered by this Option, and such determination of the Committee shall be conclusive. This Option is subject to the merger provisions contained in Paragraph 10 of the Plan.


     8. This Option is subject to the terms and conditions of the Plan and in the event of any conflict the terms and provisions in the Plan shall control and govern. The Plan is subject to amendment by the Board of Directors of the Company, subject to certain limitations, but no such amendment may, without the consent of Optionee, make any change in this Option which would adversely affect the rights of Optionee.


     9. In the event of the exercise of this Option in whole or in part, or of any change in accordance with the provisions hereof in the option price under or the number or kind of shares covered by this Option, the executed copy of this Agreement delivered to Optionee shall be

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redelivered to the Company for the purpose of making appropriate notations thereon to reflect such exercise or change.

     10. Optionee warrants and represents to the Company that Optionee will purchase Common Stock pursuant to this Option for purposes of investment only and not with a view to the sale or public distribution thereof.


     11. A sale within six months from the grant of an Option of the Common Stock obtained upon the exercise of the Option will result in liability under
Section 16b of the Securities and Exchange Act of 1934 and an obligation to disgorge "short swing" profits, if any, by any officer, director or holder of ten percent or more of the Company's Common Stock. "Short-swing" profits are measured by the difference between the total purchase price of ANY non-exempt purchase of shares (which would include the grant of the Option, as a purchase of the underlying Common Stock in the case of such a sale of Common Stock within six months of the grant of the Option) and the total sale price of ANY non-exempt sale of Common Stock within six months prior to or after the subject grant of the Option, notwithstanding the order of such purchases and sales or whether there was an actual matching in the contemplation of the Optionee.

     12. Optionee acknowledges receipt of complete copies of (i) a Prospectus describing the Plan, (ii) the Company's most recent Annual Report to Shareholders, (iii) the Company's most recent quarterly report to shareholders, and (iv) the proxy statement used in connection with the Company's most recent annual meeting of shareholders.

                                  IFR SYSTEMS, INC.


                                  By_____________________________________
ATTEST:
                                                "Company"
________________________


                                   _______________________________________

                                                "Optionee"

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